Exhibit 99.1

For Immediate Release

Insituform Technologies, Inc. Enters into
New $115 Million Credit Facility

CHESTERFIELD, MO, March 31, 2009 – Insituform Technologies, Inc. (NASDAQ Global Select Market: INSU) (“Insituform” or the “Company”) today announced that it had entered into a new $115 million credit facility with a syndicate of banks, with Bank of America, N.A. serving as the administrative agent.  The credit facility consists of a $65 million three-year revolving credit line and a $50 million three-year term loan facility.  The entire amount of the term loan was drawn today by the Company to pay a portion of the cash purchase price of the Company’s acquisition of Corrpro Companies, Inc., which transaction closed on March 31, 2009.  This new facility replaces the Company’s existing $35 million facility, which was scheduled to expire in April 2009.

Banc of America Securities LLC acted as the sole lead arranger and the sole book manager in the syndication of the credit facility.  In addition to Bank of America, N.A., the participating banks in the syndicate are Fifth Third Bank, US Bank, BBVA Compass Bank, JPMorgan Chase, Associated Bank, and Capital One Bank.  As of December 31, 2008, each of the participating banks was “well capitalized” under federal bank regulatory agency guidelines.

Generally, interest will be charged on the principal amounts outstanding under the credit facility at LIBOR plus an applicable margin ranging from 2.75% to 4.00% depending on the Company’s consolidated leverage ratio.  The Company also can opt for an interest rate equal to a base rate (as defined in the credit documents) plus an applicable margin, which is also based on the Company’s consolidated leverage ratio.  The applicable LIBOR borrowing rate (LIBOR plus Company’s applicable margin) as of March 31, 2009 was approximately 4.71%.

The credit facility includes a provision permitting the Company, by notice to Bank of America, N.A., as administrative agent, to increase either the revolving credit line or the term loan with additional commitments of up to $25 million from either the existing lending banks or additional financial institutions.

David Martin, Vice President and Chief Financial Officer, said “We are pleased by the enthusiasm shown by the participating banks in bringing this credit facility to fruition.  In this time of tight credit markets, our facility was actually oversubscribed.  We are gratified by the confidence that our banks have shown in our company, our acquisition strategy and our operating plan going forward.”

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging or disruption. More information about Insituform is available on its website at www.insituform.com.

Insituform® and the Insituform® logo are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:
Insituform Technologies, Inc.
David F. Morris, Senior Vice President and Chief Administrative Officer
636-530-8000